Exhibit 99.1

Wm. Wrigley Jr. Company Recaps Business Achievements and
Vision for Future with Stockholders at Annual Meeting

CHICAGO – April 4, 2006 – Affirming progress toward the Company’s stated goal of becoming a leader in the global confectionery business, Wrigley executives used today’s Annual Meeting of Shareholders to recap the Company’s 2005 business achievements and spotlight key areas of activity, investment and competitive advantage for fueling continued generational growth.

“If you consider the inherent strengths of our business – powerhouse brands, focused investment, strategic innovation and world-class marketing, combined with a powerful selling and distribution infrastructure, an efficient supply chain, and talented employees who drive our business, I think you’ll agree that the Wrigley Company is extremely well positioned for future growth,” said Bill Wrigley, Jr., Chairman of the Board, President and Chief Executive Officer.

Record Earnings and Sales Pace Strong 2005
Chief Operating Officer Ron Waters highlighted the Company’s 2005 business performance.  “We took aim at an ambitious financial target, and we hit it, delivering record high volumes, sales and earnings.”  These results were accomplished while “we boosted our core gum business, continued to expand our ‘home grown’ non-gum confections, completed the integration of the 2004 Joyco acquisition and closed the largest acquisition ever made by the Company.”  The addition of new brands such as Altoids®, Life Savers®, Creme Savers® and Sugus® “dramatically accelerates our evolution as a confectionery company.”

Wrigley’s earnings per share grew 5 percent to a record $2.29 in 2005, despite a $.12 per share charge for costs tied to the closure of two U.S. facilities as part of a restructuring of its North American production network that was announced last June.  Excluding the restructuring charge, earnings per share were within the Company’s stated long-term goal of 9 to 11 percent.  Record sales of $4.2 billion (a 14 percent increase over 2004) resulted from a 9 percent sales increase of Wrigley products and another 5 percent increase coming from brands acquired in the Kraft transaction.

Waters said new products once again helped power the Company’s success in 2005.  They accounted for 17 percent of net sales, including the launch of seventy-two new items last year (exclusive of the Kraft acquisition).  The innovations originated not only from the Company’s main research and development team in the U.S., but also in satellite research functions in Spain, China and India that leverage Wrigley’s knowledge of local consumers to create sales-generating flavors, formats and packaging.  Helping drive innovation and new products was a 23 percent increase over 2004 in research and development spending.

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Wrigley Company Annual Stockholders Meeting

Last year, capital investment increased to $282 million, largely due to continued expansion of manufacturing around the world.  The Company completed and opened two new facilities during 2005.  The 80,000-square-foot confectionery factory in Silao, Mexico is in keeping with the Wrigley philosophy of making products where they are sold and will help the Company increase penetration and be a stronger competitor in the Latin American Region.  The 190,000-square-foot Global Innovation Center and pilot plant on Goose Island in Chicago serves as the nerve center of the Company’s worldwide innovation and research and development efforts.  Additionally, there were several plant expansions in other geographies, including new equipment and capacity added in Poznan, Poland; Chattanooga, Tennessee; and Gainesville, Georgia.

Waters pointed out that net working capital as a percent of sales continued its favorable downward trend in 2005, falling to 4 percent of sales.  This reflects a continuing focus on this important metric and the ongoing benefits of the SAP investment made by the Company in previous years.

Strength of the business and improved working capital pushed cash flow from operations to a record $758 million in 2005, despite $60 million of pension plan contributions.

Waters credited a 9 percent increase in gum sales in 2005 to strong performance of the Company’s three largest gum brands – Orbit®, Extra® and Doublemint® – with innovations in flavors, packaging and format, combining with strong sales, merchandising and marketing communication efforts to drive results.  Extraordinary growth in the U.S. in 2005 elevated Orbit to the #2 gum brand in the U.S., trailing only Wrigley’s Extra brand.

In terms of non-gum confections, the Company’s footprint is still relatively small.  However, thanks to the Boomer®, Solano® and Pim Pom® brands acquired from Joyco in 2004, the Altoids, Life Savers, Creme Savers and Sugus brands acquired from Kraft in 2005, and brand extensions such as Extra Mints and Doublemint Twins Mints, that footprint is growing and those products are becoming an important part of the global Wrigley portfolio.

Continued Investment in Confectionery in 2006
Waters said that, in terms of accounting changes, the newly required expensing of stock options will impact Wrigley earnings by approximately 11 cents per share in 2006.  In terms of business development, he indicated that increased investment spending on the new confectionery brands is necessary in order to reaccelerate their top-line growth.  As a result, the Company expects the Kraft acquisition to be slightly dilutive to full-year 2006 results.  The acquired brands are expected to show increased momentum in the latter part of 2006 and contribute positively to earnings in 2007.

“We believe we are on track with our long-term plan,” added Bill Wrigley, Jr., “and we are confident in the potential of these great brands to grow and add value.”

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Wrigley Company Annual Stockholders Meeting

Committed to and Positioned for Value Creation
During his remarks, Bill Wrigley, Jr. highlighted four operational areas where the Company has focused attention on driving shareholder value:

•	a global sales and distribution network that spans more than 180 countries with the ability to adapt to local needs and customs;
•	a flexible and efficient world-class global supply chain that will help Wrigley remain a low-cost producer of quality gum and confectionery products;
•	strategic innovation that drives quality, brand sustainability and product differentiation across the Wrigley product portfolio; and
•	an acquisition strategy that accelerates growth, increases scale and drives portfolio diversity.

“The Wrigley Company continues to grow in size and complexity; yet our ultimate objective remains the same – to build shareholder value consistently over time,” said Wrigley.

He also noted the key role that Wrigley associates play in the Company’s success.  “Our people have a magical can-do attitude that is the sustaining force behind our success.  We have incredibly talented and dedicated people in every function, in every region of the world.  And they are totally focused on driving our business and delivering value to our shareholders.”

Annual Meeting Business
In the business portion of Tuesday’s meeting, Wrigley’s shareholders elected John F. Bard, Howard B. Bernick and Melinda R. Rich to the Board of Directors for three-year terms.

Shareholders also approved the adoption of the Company’s 2007 Management Incentive Plan as well as three related proposals to:

•	amend the Company’s restated Certificate of Incorporation to authorize a one-time distribution of Class B Common Stock to all stockholders;
•	increase the automatic conversion threshold for Class B Common Stock; and
•	defer and permit the Board of Directors to further defer the automatic conversion of Class B Common Stock.

Finally, shareholders ratified the appointment of Ernst & Young LLP as the Company’s independent auditors.

To access the replay of the audio webcast of today’s activities, including the proxy matters, business results presentation, Chairman’s remarks and general question & answer session, please visit the “Investor” section of www.wrigley.com.

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Wrigley Company Annual Stockholders Meeting

Board of Directors Actions
At the Board of Directors meeting held immediately following the Annual Meeting of Stockholders, the following actions were taken.

The Board declared a one-time 5-for-4 stock dividend for all stockholders of record in which one share of Class B Common Stock will be issued for every four shares of Common Stock and one share of Class B Common Stock will be issued for every four shares of Class B Common Stock held as of the close of business on April 17, 2006.  Distribution of the dividend shares will begin on or about May 1, 2006.

The stock dividend will be issued immediately following the payment of the previously declared regular quarterly cash dividend that is also payable on May 1, so the cash dividend rate for that payment will remain unchanged at $0.32 per share and will be based on shares held on or before April 17, 2006.  Subsequent quarterly cash dividends will be adjusted to reflect the impact of the stock dividend.

Also at the Board meeting, the following officers were re-elected:

Wm. Wrigley, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer
Ronald Waters	Chief Operating Officer
Reuben Gamoran	Senior Vice President and Chief Financial Officer
Peter Hempstead	Senior Vice President – Worldwide Strategy and New Business
Surinder Kumar	Senior Vice President and Chief Innovation Officer
Howard Malovany	Vice President, Secretary and General Counsel
Dushan Petrovich	Senior Vice President and Chief Administrative Officer
Ralph Scozzafava	Vice President – Worldwide Commercial Operations
Darrell Splithoff	Senior Vice President – Worldwide Supply Chain
John Adams	Vice President – Manufacturing – International
Donald Balster	Vice President – Worldwide Manufacturing
Frank Birkel	Vice President and Managing Director – West Europe
Vincent Bonica	Vice President – Worldwide Gum Base Operations
A. Rory Finlay	Vice President and Managing Director – New Confectionery Business
Donagh Herlihy	Vice President – Chief Information Officer
Philip Johnson	Vice President – People, Learning and Development
Patrick Mitchell	Vice President – Worldwide Procurement
Jon Orving	Vice President – Nordic
Igor Saveliev	Vice President and Managing Director – East/Central Europe
Alan Schneider	Vice President and Treasurer
Denis Schrey	Vice President and Managing Director – North Europe
Tawfik Sharkasi	Vice President – Research & Development
Samson Suen	Vice President and Managing Director – China
Michael Wong	Vice President and Managing Director – Asia

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New officer elections included:

Carol Knight	Vice President – Scientific and Regulatory Affairs
Shaun Mara	Vice President and Controller

About Wrigley
The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, and lollipops.  The Company has global sales in excess of $4 billion and distributes its world-famous brands in more than 180 countries.  Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century.  Other well-loved brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Alpine®, Solano®, Sugus®, P.K. ®, and Cool Air®.

Cautionary Statement Regarding Forward-Looking Information
To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Wrigley Company’s meaningful cautionary disclosure regarding such statements.  A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

CONTACTS:	Christopher Perille	Kelly McGrail
	Senior Director – External Relations	Senior Director – Corporate Relations
	Phone: (312) 645-4077	Phone: (312) 645-4754